Exhibit 5.1       Opinion re: Legality

                                 WEED & Co. L.P.
                        4695 MacArthur Court, Suite 1450
                         Newport Beach, California 92660
                            Telephone (949) 475-9086
                            Facsimile (949) 475-9087

                                November 14, 2000


Board of Directors
Enova Holdings, Inc.
1196 E. Willow Street
Long Beach, CA 90806

         RE: Opinion of Counsel

Greetings:

I have acted as counsel to Enova Holdings, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 5,812,211 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), to be sold by the Company upon the terms and subject to the conditions set forth in the Company's registration statement on Form SB-2 (the "Registration Statement").

In connection therewith, I have examined copies of the Company's Certificate of Incorporation, Bylaws, the corporate proceedings with respect to the offering of shares, and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contacted herein. In such examination, I have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the correctness of all statements of fact contained in such documents.

Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares to be sold by the Company by means of the Registration Statement, when sold in accordance with the terms and conditions set forth in the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

Very truly yours,


/s/ Richard O. Weed
Richard O. Weed







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